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                                                                    EXHIBIT 9(d)
                           TRANSFER AGENCY AGREEMENT

         THIS AGREEMENT is made as of this 12th day of December, 1985 by and between Market Street Fund, Inc. (the "Fund"), a Maryland corporation, and PROVIDENT FINANCIAL PROCESSING CORPORATION ("PFPC"), a Delaware corporation, which is an indirect, wholly-owned subsidiary of PNC Financial Corp.

                                 R E C I T A L

         WHEREAS, the Fund is registered as an open-end, diversified, management investment company under the Investment Company Act of 1940 ("the 1940 Act"), as amended and is offering four units of beneficial interest, $.01 par value per share known as the Class of Money Market Portfolio shares, the Class of Bond Portfolio shares, the Class of Growth Portfolio shares, and the Class of Managed Portfolio shares, collectively ("Shares"); and

         WHEREAS, the Fund desires to retain PFPC to serve as the Fund's transfer agent, registrar and dividend disbursing agent, and PFPC is willing to furnish such services;

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

         1. Appointment. The Fund hereby appoints PFPC to serve as transfer agent, registrar and dividend disbursing agent for the Fund with respect to the following of its investment portfolios: the Growth Portfolio, the Money Market Portfolio, the Bond Portfolio, and the Managed Portfolio, collectively, the "Portfolios," for the period and on the terms set forth in this Agreement. PFPC accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Paragraph 14 of this Agreement.

         2. Delivery of Documents. The Fund will furnish PFPC with copies properly certified or authenticated of each of the following:



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                 (a)      Resolutions of the Fund's Board of Directors
         authorizing the appointment of PFPC as transfer agent, registrar and dividend disbursing agent for the Fund and approving this Agreement;

                 (b) The Fund's Articles of Incorporation filed with the State Secretary of the State of Maryland on March 21, 1985 and all amendments thereto (such Articles of Incorporation, as currently in effect and as it shall from time to time be amended, is herein called the "Articles");

                 (c) The Fund's Code of Regulations and all amendments thereto (such Code of Regulations, as currently in effect and as it shall from time to time be amended, is herein called the "Code");

                 (d) Resolutions of the Fund's Board of Directors appointing Providentmutual Investment Management Company (the "Adviser") as the investment adviser to the Fund and resolutions of the Fund's Board of Directors and holders of units of beneficial interest of the Fund ("Shareholders") approving a proposed Investment Advisory Agreement between the Adviser and the Fund dated as of October 2, 1985 (the "Advisory Agreement");

                 (e) Resolutions of the Fund's Board of Directors appointing Provident Institutional Management Corporation ("PIMC") as the administrator to the Fund for each portfolio of the Fund and resolutions of the Fund's Board of Directors and Shareholders of the Fund approving a proposed Administration Agreement between the Fund and PIMC dated as of November 4, 1985 (the "Administration Agreement");

                 (f) Resolutions of the Fund's Board of Directors appointing PML Securities Company ("PML") as the Fund's distributor for the Fund and approving a proposed Distribution Agreement between PML and the Fund dated as of October 2, 1985 (the "Distribution Agreement");





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                 (g)      The Advisory Agreement, the Distribution Agreement
         and the Administration Agreement;

                 (h) The Fund's Notification of Registration filed pursuant to Section 8(a) of the 1940 Act on Form N-8A with the Securities and Exchange Commission ("SEC") on June 27 , 1985;

                 (i) The Fund's Registration Statement on Form N-IA under the 1940 Act and the Securities Act of 1933, as amended ("the 1933 Act") as filed with the SEC on December 16, 1985 (File No. 2-98755) relating to shares of the Growth Portfolio, the Money Market Portfolio, the Bond Portfolio, and the Managed Portfolio, and units of beneficial interests $.01 par value per share which represents interest in the Fund (hereinafter known as "Shares"), and all amendments thereto; and

                 (j) The most recent prospectus for the Fund (such prospectus, as currently in effect, and all amendments and supplements thereto are herein called the ("Prospectus").

         The Fund will furnish PFPC from time to time with copies of all amendments of or supplements to the foregoing, if any.

         3.       Issuance and Redemption of Shares.

                 (a) Issuance of Shares. Upon receipt of a purchase order for the purchase of Shares and sufficient information to enable PFPC to establish a Shareholder account, and after confirmation of receipt or crediting of Federal funds for the order from the Fund's Custodian, PFPC shall issue and credit the account of the Shareholder with Shares in the manner described in the Prospectus.

                 (b) Redemption of Shares. Upon receipt of a redemption order from PML or the Adviser, PFPC shall redeem the number and class of Shares indicated thereon from the redeeming Shareholder's account and receive from





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         the Fund's Custodian and disburse to the redeeming Shareholder the redemption proceeds therefor, or arrange for direct payment of redemption proceeds to such Shareholder by the Fund's Custodian, in accordance with such procedures and controls as are mutually agreed upon from time to time by and among the Fund, PFPC, and the Fund's Custodian.

                 4. Authorized Shares. The Fund's authorized capital stock consists of a total of 200,000,000 authorized shares. The Fund agrees to notify PFPC promptly of any change in the number of authorized Shares and of any change in the number of Shares registered under the 1933 Act.

                 5. Dividends and Distributions. The Fund shall furnish PFPC with appropriate evidence of action taken by the Fund's Board of Directors authorizing the declaration and payment of dividends and distributions to the Fund's Shareholders. After deducting any amount required to be withheld by any applicable laws, rules and regulations, PFPC shall, as agent for each Shareholder and in accordance with the provisions of the Fund's Articles and Prospectus, reinvest such dividends and distributions for the Shareholder in additional full and fractional Shares of the same class as the Shares upon which such dividends and distributions were declared and paid, or, with respect to any Shareholder who has elected in the proper manner, receive from the Fund's Custodian and pay such Shareholder such dividends and/or distributions in cash. In lieu of receiving from the Fund's Custodian and paying to Shareholders cash dividends and/or distributions, PFPC may arrange for the direct payment of cash dividends and distributions to Shareholders by the Fund's Custodian, in accordance with such procedures and controls as are mutually agreed upon from time to time by and among the Fund, PFPC, and the Fund's Custodian.

                 PFPC shall prepare and file with the Internal Revenue Service and/or other appropriate taxing authorities, and address and mail to Shareholders or





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their authorized representatives such returns and information relating to dividends and distributions paid by the Fund as are required to be so prepared, filed and mailed by applicable laws, rules and regulations, or such substitute form of notice as may from time to time be permitted or required by the Internal Revenue Service and/or other appropriate taxing authorities. On behalf of the Fund, PFPC shall pay on a timely basis to the appropriate
Federal authorities any taxes required by applicable Federal tax laws to be withheld by the Fund on dividends and distributions paid by the Fund.

                 6.       Communications with Shareholders.

                          (a)     Communications to Shareholders.  PFPC will
address and mail all communications by the Fund to its Shareholders or their authorized representatives, including reports to Shareholders, dividend and distribution notices and proxy material for its meetings of Shareholders. PFPC will receive and tabulate the proxy cards for the meetings of the Fund's Shareholders.

                          (b) Correspondence. PFPC will answer such correspondence from Shareholders, securities brokers and others relating to its duties hereunder and such other correspondence as may from time to time be mutually agreed upon between PFPC and the Fund.

                 7. Records. PFPC shall keep accounts for each Shareholder showing the following information:

                          (a)     name, address and United States Tax
         Identification or Social Security number;

                          (b) number and class of Shares held and number of Shares for which certificates, if any, have been issued, including certificate numbers and denominations;

                          (c) historical information regarding the account of each Share-





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         holder, including dividends and distributions paid and the date and price for all transactions on a Shareholder's account;

                          (d) any stop or restraining order placed against a Shareholder's account;

                          (e) any correspondence relating to the current maintenance of a Shareholder's account;

                          (f)     information with respect to withholdings; and

                          (g) any information required in order for PFPC to perform any calculations contemplated or required by this Agreement.

                 The books and records pertaining to the Fund which are in the possession of PFPC shall be prepared and maintained as required by the 1940 Act, as amended, and other applicable securities laws and rules and regulations. The Fund, or the Fund's authorized representatives, shall have access to such books and records at all times during PFPC's normal business hours, and such books and records shall be surrendered to the Fund promptly upon request. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by PFPC to the Fund or the Fund's authorized representative at the Fund's expense.

                 8. Reports. PFPC shall furnish the Fund state by state registration reports, such periodic and special reports as the Fund may reasonably request, and such other information, including Shareholder lists and statistical information concerning accounts, as may be agreed upon from time to time between the Fund and PFPC.

                 9. Cooperation with Accountants. PFPC shall cooperate with the Fund's independent certified public accountants and shall take all reasonable action in the performance of its obligations under this Agreement to assure that the necessary information is made available to such accountants for the





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expression of their unqualified opinion, as such as may be required by the Fund from time to time.

                 10. Confidentiality. PFPC agrees on behalf of itself and its employees to treat confidentially and as the proprietary information of the Fund all records and other information relative to the Fund and its prior, present or potential Shareholders and relative to PML and its prior, present or potential customers, and not to use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where PFPC may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

                 11. Equipment Failure. In the event of equipment failures, PFPC shall, at no additional expense to the Fund, use its best efforts to and take reasonable steps to minimize service interruptions. PFPC shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provision for emergency use of electronic data processing equipment to the extent appropriate equipment is available.

                 12.      Right to Receive Advice.

                          (a) Advice of Fund. If PFPC shall be in doubt as to any action to be taken or omitted by it, it may request, and shall receive, from the Fund directions or advice.

                          (b) Advice of Counsel . If PFPC shall be in doubt as to any question of law involved in any action to be taken or omitted by PFPC, if may request advice at its own cost from counsel of its own choosing (who may be counsel for the Adviser, PIMC, PML, the Fund, or PFPC, at the option of PFPC).





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                          (c)     Conflicting Advice.  In case of conflict
         between directions or advice received by PFPC pursuant to subparagraph
         (a) of this paragraph and advice received by PFPC pursuant to subparagraph (b) of this paragraph, PFPC shall be entitled to rely on and follow the advice received pursuant to the latter provision alone.

                          (d) Protection of PFPC. PFPC shall be protected in any action or inaction which it takes in reliance on any directions or advice received pursuant to subparagraphs (a) or (b) of this paragraph which PFPC, after receipt of any such directions or advice, reasonably and in good faith believes to be consistent with such directions or advice. However, nothing in this paragraph shall be construed as imposing upon PFPC any obligation (i) to seek such directions or advice, or (ii) to act in accordance with such directions or advice when received, unless, under the terms of another provision of this Agreement, the same is a condition to PFPC's properly taking or omitting to take such action. Nothing in this subparagraph shall excuse PFPC when an action or omission on the part of PFPC constitutes willful misfeasance, bad faith, gross negligenct or reckless disregard by PFPC of its duties under this Agreement.

                 13. Compliance with Governmental Rules and Regulations. The Fund assumes full responsibility for insuring that the contents of each prospectus of the Fund complies with all applicable requirements of the 1933 Act, the 1940 Act, and any laws, rules and regulations of governmental authorities having jurisdiction.

                 14. Compensation. As sole compensation for the services rendered by PFPC during the term of this Agreement, the Fund will pay to PFPC such monthly fees as the parties may agree from time to time in writing.

                 15. Indemnification. The Fund agrees to indemnify and hold PFPC





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harmless from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, liabilities arising under the 1933 Act, the Securities Exchange Act of 1934, the 1940 Act, and any state and foreign securities and blue sky laws, all as or to be amended from time to time) and expenses, including (without limitation) attorneys' fees and disbursements, arising directly or indirectly from any action or thing which PFPC takes or does or omits to take or do at the request or on the direction of or in reliance on the advice of the Fund, provided that PFPC shall not be indemnified against any liability to the Fund or to its Shareholders (or any expenses incident to such liability) arising out of PFPC's negligent failure to perform its duties under this Agreement.

                 16. Responsibility to PFPC. PFPC shall be under no duty to take any action on behalf of the Fund except as specifically set forth herein or as may be specifically agreed to by PFPC in writing. In the performance of its duties hereunder, PFPC shall be obligated to exercise care and diligence and to act in good faith and use its best efforts within reasonable limits to insure the accuracy of all services performed under this Agreement. PFPC shall be responsible for its own negligent failure to perform its duties under this Agreement, but to the extent that duties, obligations and responsibilities are not expressly set forth in this Agreement, PFPC shall not be liable for any act or omission which does not constitute willful misfeasance, bad faith or gross negligence on the part of PFPC or reckless disregard of such duties, obligations and responsibilities. Without limiting the generality of the foregoing or of any other provision of this Agreement, PFPC in connection with its duties under this Agreement shall not be under any duty or obligation to inquire into and shall not be liable for or in respect of
(a) the validity or invalidity or authority or lack thereof of any advice, direction, notice or other instrument which conforms to





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the applicable requirements of this Agreement, if any, and which PFPC reasonably believes to be genuine, or (b) delays or errors or loss of data occurring by reason of circumstances such as acts of civil or military authority, national emergencies, labor difficulties, fire, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

                 17. Registration as Transfer Agent. PFPC represents that it has and is currently registered as a transfer agent with the SEC and has complied with the SEC's regulations for registered transfer agents. PFPC agrees that it will continue to be registered as a transfer agent with the SEC for the duration of this Agreement. Should PFPC fail to be registered with the SEC as a transfer agent at any time during this Agreement, the Fund may, on written notice to PFPC, immediately terminate this Agreement.

                 18. Duration and Termination. This Agreement shall continue until termination by PFPC or the Fund on six (60) days written notice.

                 19. Notices. All notices and other communications (collectively referred to as "Notice" or "Notices" in this paragraph) hereunder shall be in writing or by confirming telegram, cable, telex or facsimile sending device. Notices shall be addressed (a) if to PFPC at PFPC's address,
P.0. Box 8950, Wilmington, Delaware 19899; (b) if the the Fund, at the address of the Fund; or (c) if to neither of the foregoing, at such other address as shall have been notified to the sender of any such Notice or other communication. If the location of the sender of a Notice and the address of the addressee thereof are, at the time of sending, more than 100 miles apart, the Notice may be sent by first-class mail, in which case it shall be deemed to have been given three days after it is sent, or if sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately, and, if the location of the sender of a Notice and the address of the addressee thereof are, at the





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time of sending, not more than 100 miles apart, the Notice may be sent by first-class mail, in which case it shall be deemed to have been given two days after it is sent, or if sent by messenger, it shall be deemed to have been given on the day it is delivered, or if sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. All postage, cable, telegram, telex and facsimile sending device charges arising from the sending of a Notice hereunder shall be paid by the sender.

                 20. Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

                 21. Amendments. This Agreement or any part hereof may be changed or waived only by an instrument in writing signed by the part against which enforcement of such change or waiver is sought.

                 22. Delegation. On thirty (30) days prior written notice to the Fund, PFPC may assign its rights and delegate its duties hereunder to any wholly-owned direct or indirect subsidiary of Provident National Bank of PNC Financial Corp, provided that PFPC may delegate its duties only to a transfer agent registered and qualified under the Securities and Exchange Act of 1934 and other applicable law, and further provided that PFPC and such delegate shall promptly provide such information as the Fund may request, and respond to such questions as the Fund may ask, relative to the delegation, including (without limitation) the capabilities of the delegate.

                 23. The names "Market Street Fund, Inc." and the "Board of Directors of Market Street Fund, Inc." refer respectively to the Fund created and the Directors, as directors but not individually or personally, acting from time to time under the Articles of Incorporation dated March 21 , 1985 which is hereby referred to and a copy of which is on file at the office of the State Secretary of the State of Maryland and at the principal office of the Fund. The obligations





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of Market Street Fund, Inc. entered into in the name or on behalf thereof by any of the Directors, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Directors, Shareholders, or representatives or the Fund personally, but bind only the Fund Property, and all persons dealing with any class of Shares of the Fund must look solely to the Fund Property belonging to such class for the enforcement of any claims against the Fund.

                 24. Miscellaneous. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding and shall inure to the benefit of the parties hereto and their respective successors.

                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first above written.

[Seal]                            MARKET STREET FUND, INC.

Attest: [sig]                     By: [sig]
       ------------------------      --------------------------
                                  PROVIDENT FINANCIAL
                                  PROCESSING CORPORATION

Attest: /s/ JOHN D. SILCOX, JR.,  By: /s/ JOHN W. MCLAUGHLIN
       ------------------------      --------------------------
          John D. Silcox, Jr.,
          Secretary



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                                                               December 12, 1985
Gentlemen:

         Pursuant to Paragraph 14 of the Transfer Agency Agreement dated December 12, 1985 between Provident Financial Processing Corporation ("PFPC") and Market Street Fund, Inc. (the "Fund"), we have agreed that each portfolio of the Fund will pay PFPC a fee equal to $1,500 per year. Notwithstanding the prior sentence PFPC has agreed that during the first twelve months of the Fund's operations, PFPC will waive its fee in the following manner:

         100% of PFPC's fee will be waived for the first two months of Fund operations; thereafter, PFPC will reduce its fee waiver by 10% per month until the twelfth month of Fund operations at which time PFPC will begin to charge its full fee as stated above.

         In addition, a $1.00 fee per transaction will be charged plus out-of-pocket expenses including, but not limited to, postage, telephone, remote terminal rental and data line charges, forms and envelopes, and proxy forms and tabulation.

         PFPC has further agreed that the fee it will receive from the Fund as stated above, shall be effective for the first two years of the Fund's operations; thereafter the Fund shall pay PIMC such fees as the parties may agree to in writing.

         If the foregoing accords with your understanding of our agreement, please evidence your concurrence by signing and dating this letter at the place indicated below and returning this letter to PFPC.

                                   Sincerely,


                                  Provident Financial Processing
                                    Corporation

                                  By:  /s/ JOHN W. MCLAUGHLIN
                                     ---------------------------

                                  Date:    4/7/86
                                       -------------------------

Market Street Fund, Inc.

By:  [sig]
   --------------------------
Date: December 12, 1985
     ------------------------